Exhibit (a)(1)(G)

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EMAIL: BEA409A@bea.com

BEA SYSTEMS, INC.

November 15, 2007

Election Amendment Review

Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of BEA Common Stock on Actual Grant Date	Eligible for Cash Payment?	Cash Payment
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$

Please note that you may withdraw your election by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 14, 2007, unless we extend the Offer.

If you have exercised all or a portion of any of the options listed above since the commencement of the Offer, the exercised portions of those options are no longer eligible options. Your election with respect to the exercised portions of such exercised options will not be respected and you will not be entitled to any cash payment with respect to such exercised options.

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